EXHIBIT 10.1

STATE OF GEORGIA

COUNTY OF BULLOCH

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") dated as of the ____ day of June, 2001, is made by and between First Southern Bancorp, a Georgia corporation (the "Employer" or the "Company") which is the proposed bank holding company for First Southern National Bank (Proposed), a proposed national bank (the "Bank"), and F. Thomas David, an individual resident of Bulloch County, Georgia (the "Executive").

         The Employer is in the process of organizing the Bank, and the Executive has agreed to serve as President and Chief Executive Officer of the Bank and the Company. Upon organization of the Bank, the Employer and the Executive contemplate that this Agreement will be assigned by the Employer to the Bank and that the Bank will assume the duties of the Company hereunder; provided that nothing herein shall be construed as releasing the Company from its obligations hereunder. Following any such assignment, the term "Employer" as used herein from time to time shall refer to the Bank.

         The Employer recognizes that the Executive's contribution to the growth and success of the Bank during its organization and initial years of operations will be a significant factor in the success of the Bank. The Employer desires to provide for the employment of the Executive in a manner which will reinforce and encourage the dedication of the Executive to the Bank and promote the best interests of the Bank and its shareholders. The Executive is willing to serve the Employer on the terms and conditions herein provided. Certain terms used in this Agreement are defined in Section 17 hereof.

         In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Employment. The Employer shall employ the Executive, and the Executive shall serve the Employer, as President and Chief Executive Officer of the Bank and the Company upon the terms and conditions set forth herein. The Executive shall also serve on the Board of Directors of the Company and the Bank. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Company's or the Bank's Bylaws or assigned by the Company's or the Bank's Board of Directors (the "Board") from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank. In no event shall the Executive be assigned to an office of the Bank outside Bulloch County, Georgia, without his prior written consent, or required to relocate to a community outside Bulloch County, Georgia.



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         2. Term. Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall commence on the date hereof and be for a term (the "Term") of three (3) years. At the end of each year of the Term, the Term shall be extended for an additional year so that the remaining term shall continue to be three (3) years; provided that the Executive or the Bank may at any time, by written notice, fix the Term to a finite term of three (3) years commencing with the year of the notice. Notwithstanding the foregoing, the Term of employment hereunder will end on the date that the Executive attains the retirement age, if any, specified in the Bylaws of the Bank for directors of the Bank.

         3.       Compensation and Benefits.


                  (a) For all services rendered by Executive under this Agreement, the Employer shall pay the Executive an annual base salary, to be determined by its Board of Directors, but in no event shall the annual salary be less than $115,200 per year, payable in equal monthly installments on the first day of each month. Executive shall have the right to enter into a reasonable deferred compensation agreement and plan with the Company or the Bank, provided that the deferred compensation agreement and plan complies with applicable tax deferral regulations and that Employer is not obligated to match any Executive contributions. The Board (or an appropriate committee of the Board) shall review the Executive's salary at least annually and may increase the Executive's salary if it determines in its sole discretion that an increase is appropriate.

                  (b) For the period beginning February 1, 2001 and ending on the earlier of (i) December 31, 2001, or (ii) the date the Bank opens for business (the "Opening Date"), the Employer shall pay the Executive the reduced amount of $3,600 per month (the "Salary Reduction Amount") in order to defer the Employer's organizational expenses. The remaining portion of the Executive's base salary shall accrue at the rate of $6,000 per month and shall be paid by the Employer to the Executive on the earlier of (i) the date that Executive ceases employment with the Employer, or (ii) December 31, 2001. Executive shall have the right to defer all or part of the accrued base salary in accordance with the terms of any deferred compensation agreement and plan executed by the parties as contemplated in Section 3(a) hereof.

                  (c) On or before January 31 of each year, the Executive shall be eligible to receive a cash bonus equaling up to 5% of the greater of (i) the net pretax consolidated income of the Company for the preceding fiscal year (determined in accordance with generally accepted accounting principals), or
(ii) the net after-tax consolidated income of the Company for the preceding fiscal year (determined in accordance with generally accepted accounting principals), if the Bank achieves certain performance levels established by the Board of Directors from time to time (the "Bonus Plan"). On or before the beginning of each fiscal year, the Board of Directors, in consultation with the Executive, shall establish reasonable performance levels for the Bank and the specific terms of the Bonus Plan for the ensuing fiscal year.

                  (d) The Executive shall participate in the Bank's long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Company. As soon as an appropriate stock option plan is adopted by the Board, the Company shall grant to the Executive an option to purchase a number of shares of Common Stock equal to 5% of the number of shares sold in the offering. The award


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agreement for the stock option shall provide that one-third of the shares subject to the option will vest on each of the first three anniversaries of the Opening Date or such other dates as may be mutually agreeable to the parties, but only if the Executive remains employed by the Company on such date, and shall contain other customary terms and conditions. Nothing herein shall be deemed to preclude the granting to the Executive of warrants or options under a director option plan in addition to the options granted hereunder.

                  (e) The Executive shall participate in all health, disability, retirement, welfare and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer. The Employer shall pay the premiums necessary to cover the Executive and his dependents under any group medical and hospitalization insurance policy offered by the Employer to its employees. The Executive shall also receive 20 business days of paid vacation each year.

                  (f) The Employer shall provide the Executive with a key man term life insurance policy providing for death benefits totaling $1,000,000, with $500,000 payable to the Employer and $500,000 payable to the Executive's designated beneficiary, and the Executive shall cooperate with the Employer in the securing and maintenance of such policy. If Executive is taxed by state or federal authorities with respect to Employer's payment of the key man life insurance policy, Executive's compensation payable hereunder shall be increased, on a tax gross-up basis, so as to reimburse the Executive for the additional tax payable by the Executive as a result of Employer's payment of the key man life insurance premiums taking into account all taxes payable by the Executive with respect to such tax gross-up payments hereunder, so that the Executive shall be, after payment of all taxes, in the same financial position as if no taxes with respect to the key man life insurance policy had been imposed upon him. The Employer shall also pay for an accident liability policy on the Executive totaling $1,000,000 to protect the Employer and the Executive from damages or lawsuits resulting from injuries to third parties caused by the Executive.

                  (g) Prior to the Opening Date, the Employer shall provide the Executive with a reasonable allowance each month for an automobile. Beginning upon the Opening Date, the Company shall provide Executive with either an automobile (at a cost not to exceed $35,000) owned or leased by the Company of a make and model appropriate to the Executive's status, or a monthly automobile allowance not to exceed $575 per month. If an automobile is provided to the Executive by the Company, such automobile shall be replaced with a new vehicle at least every two (2) years during the term of this Agreement. The Company shall also pay or reimburse the Executive for the reasonable expenses associated with the use of the automobile (whether such automobile is provided by the Company or by the Executive) including, but not limited to, a fuel allowance, maintenance, insurance, taxes, etc.

                  (h) In addition, commencing on the date of this Agreement, the Employer shall pay Executive's monthly membership dues pertaining to an area country club and an area civic club for so long as the Executive remains the President and CEO of the Employer and this Agreement remains in force.


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


                  (i) The Employer shall reimburse the Executive for reasonable travel and other business development expenses related to the Executive's duties which are incurred and accounted for in accordance with the normal practices of the Employer.

                  (j) Each year, the Executive may elect to enter into a deferred compensation agreement with the Employer for the following year; provided the Executive gives notice to the Employer at least 60 days prior to January 1 of the year in which Executive desires to defer all or part of his compensation. Subject to applicable statutes and regulations, the Employer will work with the Executive to determine mutually agreeable terms of the deferred compensation agreement.

                  (k) Each year, at the Employer's expense, the Executive shall obtain a physical examination. The scope of such physical examination shall be of a type and nature similar to medical examinations required of key executives in similar businesses from time to time, and shall be determined in the reasonable discretion of Employer.

         4.   Termination.

                  (a) The Executive's employment under this Agreement may be terminated prior to the end of the Term only as follows:

                           (i) upon the death of the Executive;

                           (ii) upon the disability of the Executive for (A) a
                  consecutive period of 180 days or (B) for a period of 180 days within any 240 day period, which, in the opinion of the Board of Directors, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable. For purposes of this Agreement, a "disability" is defined as a physical or mental impairment that substantially limits one or more major life activities, and a "reasonable accommodation" is one that does not impose an undue hardship on the Employer;

                           (iii) by the Employer for Cause upon delivery of a
                  Notice of Termination to the Executive;

                           (iv) by the Executive by Notice of Termination which
                  follows a Change in Control and either (i) follows the occurrence of a Good Reason or (ii) is delivered within one year after the occurrence of a Change in Control;

                           (v) by the Employer if its effort to organize the
                  Bank is abandoned before a charter is obtained;

                           (vi) by the Executive effective upon the 30tth day
                  after delivery of a Notice of Termination; or

                           (vii) by the Employer effective upon the 30th day
                  after delivery of a Notice of Termination.


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                  (b) If the Executive's employment is terminated because of the
Executive's death under Section 4(a)(i), the Executive's estate shall receive any sums due him as base salary, deferred compensation, and/or reimbursement of expenses through the end of the month during which death occurred, plus any bonus earned or accrued under the Bonus Plan through the date of death
(including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Executive's death.

                  (c) During the period of any incapacity leading up to the termination of the Executive's employment under Section 4(a)(ii), the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) for the greater of (i) 180 days from the onset of such disability, or (b) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such salary payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit or pension plan of the Employer or any of its subsidiaries. Furthermore, the Executive shall receive any bonus earned or accrued under the Bonus Plan through the date of incapacity (including any amounts awarded for previous years but which were not yet vested), a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Executive's incapacity, and any deferred compensation due to the Executive under any deferred compensation agreement and plan with the Employer.

                  (d) If the Executive's employment is terminated for Cause under Section 4(a)(iii), the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination. Furthermore, the Executive shall continue to receive any deferred compensation due to the Executive under any deferred compensation agreement and plan with the Employer.

                  (e) If the Executive's employment is terminated by the Executive pursuant to clause 4(a)(iv), in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following:

                           (i) the Employer shall pay the Executive in cash
                  within fifteen (15) days of the date of termination severance compensation in an amount equal to the sum of (a) his then current monthly base salary multiplied by 24; (b) any bonus earned or accrued under the Bonus Plan through the date of termination (including any amounts awarded for previous years but which were not yet vested); (c) a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of termination; and (d) the average annual bonus paid or due to the Executive under the Bonus Plan during the two preceding fiscal years multiplied by 2. Furthermore, the Executive shall continue to receive any deferred compensation due to the Executive under any deferred compensation agreement and plan with the Employer.

                           (ii) for a period of two (2) years, the Employer
                  shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental, and hospitalization benefits provided (x) to the Executive

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                  at any time during the 90-day period prior to the Change in
                  Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Employer during the Continuation Period. Such coverage and benefits (including deductibles and costs) shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits during any of the periods referred to above. The Employer's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (ii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Employer's employee benefit plans, programs, or practices following the Executive's termination of employment, including, without limitation, retiree medical and life insurance benefits.

                  (f) If the Executive's employment is terminated pursuant to
Section 4(a)(v), the Employer shall pay to the Executive all base salary accrual due to the Executive under Section 3(b) of this Agreement.

                  (g) If the Executive resigns under Section 4(a)(vi), the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, plus any bonus earned or accrued under the Bonus Plan through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Executive's termination. Furthermore, the Executive shall continue to receive any deferred compensation due to the Executive under any deferred compensation agreement and plan with the Employer.

                  (h) If the Employer terminates the Executive's employment pursuant to clause 4(a)(vii), in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following:

                           (i) the Employer shall pay the Executive in cash
                  within fifteen (15) days of the date of termination severance compensation in an amount equal to the sum of (a) his then current monthly base salary multiplied by 24; (b) any bonus earned or accrued under the Bonus Plan through the date of termination (including any amounts awarded for previous years but which were not yet vested); (c) a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of termination; and (d) the average annual bonus paid or due to the Executive under the Bonus Plan during the two preceding fiscal years multiplied by 3. Furthermore, the Executive shall continue to receive any deferred compensation due to the Executive under any deferred compensation agreement and plan with the Employer.


                           (ii) for a period of three (3) years, the Employer
                  shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life


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                  insurance, disability, medical, dental, and hospitalization benefits provided (x) to the Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Employer during the Continuation Period. Such coverage and benefits (including deductibles and costs) shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits during any of the periods referred to above. The Employer's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (ii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Employer's employee benefit plans, programs, or practices following the Executive's termination of employment, including, without limitation, retiree medical and life insurance benefits.

                  (i) If this Agreement terminates (A) by the expiration of its term as set forth in Section 2 above or (B) by the Executive attaining the retirement age, if any, specified in the Bylaws of the Bank for directors of the Bank as provided in Section 2 above, then in either event, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, plus any bonus earned or accrued under the Bonus Plan through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Executive's termination. Furthermore, the Executive shall continue to receive any deferred compensation due to the Executive under any deferred compensation agreement and plan with the Employer.

                  (j) With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive's employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives. At the time of termination of employment, the Employer and the Executive shall enter into a mutually satisfactory form of release acknowledging such remaining obligations and discharging both parties, as well as the Employer's officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive's employment by the Employer, including the circumstances of such termination.

                  (k) Upon the termination of the Executive's employment for any reason (except termination for Cause under Section 4(a)(iii) hereof or termination of employment by Executive under Section 4(a)(vi) hereof), the restrictions on any outstanding incentive awards (including

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restricted stock) granted to the Executive under the Company's or the Bank's long-term equity incentive program or any other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested (or at the option of the Executive shall continue to be exercisable pursuant to the original terms of such options and rights), and all performance units granted to the Executive shall become 100% vested. Notwithstanding the foregoing or anything else contained in this Agreement, the options granted to Executive pursuant to Section 3(d) of this Agreement to purchase shares of common stock equal to 5% of the number of shares sold in the initial offering, shall vest in Executive in one-third increments on each of the first three anniversaries of the Opening Date or such other dates as may be mutually agreeable to the parties, but only if Executive shall remain employed by the Company on such designated vesting dates, it being agreed by the parties that one of the primary purposes of such options is to encourage Executive to serve Employer for Employer's first three years of business.

                  (l) The Executive shall have no obligation to resign his position as a director of the Employer because his employment hereunder is terminated regardless of the reason for such termination.

                  (m) The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive's services to the Employer and shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 and any regulations thereunder. In the event that the Employer's independent accountants acting as auditors for the Employer on the date of a Change in Control or the date of Executive's termination determine that the payments provided for herein constitute "excess parachute payments," then the compensation payable hereunder shall be increased, on a tax gross-up basis, so as to reimburse the Executive for the tax payable by the Executive, pursuant to Section 4999 of the Internal Revenue Code, on such "excess parachute payments," taking into account all taxes payable by the Executive with respect to such tax gross-up payments hereunder, so that the Executive shall be, after payment of all taxes, in the same financial position as if no taxes under Section 4999 had been imposed upon him.

         5. Ownership of Work Product. The Employer shall own all Work Product arising during the course of the Executive's employment (prior, present or future). For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that Executive conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive's work for the Employer, the Executive agrees to point out the pre-existing items to the Employer, and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.


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         6. Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after his employment except in the performance of Executive's responsibilities and duties under this Agreement. "Trade Secret" means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         7. Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during or after his employment except in the performance of Executive's responsibilities and duties under this Agreement. "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

         8. Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive's employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive's possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, Executive shall certify in writing compliance with the foregoing requirement.

         9. Restrictive Covenants.


                  (a) No Solicitation of Customers. During the Executive's employment with the Employer, and for a period of 24 months thereafter, or during any period the Employer is paying Executive severance under Section 4 if longer than 24 months, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer or any of its Affiliates on the date of termination and is located in the Territory and with whom the Executive has had material contact.

                  (b) No Recruitment of Personnel. During the Executive's employment with the Employer, and for a period of 24 months thereafter, or during any period the Employer is paying


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Executive severance under Section 4 if longer than 24 months, the Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

                  (c) Non-Competition Agreement. During the Executive's employment with the Employer, and for a period of 24 months thereafter, or during any period the Employer is paying Executive severance under section 4 if longer than 24 months, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory. Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive's employment does not directly involve, in whole or in part, the depository financial institution's or holding company's operations in the Territory.

                  (d) Release. If the Executive's employment is terminated pursuant to the provisions of clause (iv), (v) or (vii) of Section 4(a) of this Agreement, then the Executive shall be released from all of the restrictions set forth in this Section 9. Notwithstanding the foregoing or anything else contained in this Agreement, Executive shall be subject to all of the restrictions set forth in this Section 9 in the event Executive's employment is terminated pursuant to either Section 4(a)(iv) or 4(a)(vii), and Executive receives the compensation set forth in Section 4(e) or 4(h), as applicable.

         10. Independent Provisions. The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

         11. Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer's business and properties. The Executive's rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

         12. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices
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

to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

         13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of Georgia.

         14. Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

         15. Enforcement. The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer. If any action is brought to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover from the other party all expenses of litigation, including reasonable attorney's fees incurred in connection with such action.

         16. Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b), and 9(c), the definition of the term "Territory," and the definition of the term "Business," to reflect changes in the Employer's business and affairs so that the scope of the limitations placed on the Executive's activities by Section 9 accomplishes the parties' intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.


         17. Certain Definitions.

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

                  (a) "Affiliate" shall mean any business entity controlled by, controlling or under common control with the Employer.

                  (b) "Business" shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

                  (c) "Cause" shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive's performance) regulatory action against the Executive or the Employer (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the direct supervision of the Executive or that termination of the Executive would materially advance the Employer's compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer's best interest, that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure.

                  (d) "Change in Control" shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction:
                           (i) The individuals who, as of the date of this
                  Agreement, are members of the Board of Directors of the Employer (the "Incumbent Board") cease for any reason to constitute at least fifty percent of the Board of Directors of the Employer; provided, however, that if the election, or nomination for election by the Employer's shareholders, of any new director was approved in advance by a vote of at least fifty percent of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Employer (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

                           (ii) An acquisition (other than directly from the
                  Employer) of any voting securities of the Employer (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange
                  Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Employer's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

                           (iii) Approval by the shareholders of the Employer
                  of: (i) a merger, consolidation, or reorganization involving the Employer; (ii) a complete liquidation or dissolution of the Employer (excluding any liquidation or dissolution of Employer made in connection with a voluntary or involuntary bankruptcy, receivership or other insolvency proceeding of Employer or Employer's insolvency); or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Employer to any Person (other than a transfer to a Subsidiary).

                           (iv) A notice of an application is filed with the
                  Office of Comptroller of the Currency (the "OCC") or the Federal Reserve Board or any other bank or thrift regulatory approval agency or if approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Employer or any of its banking subsidiaries.

                  (e) "Competing Business" shall mean any business that, in whole or in part, is the same or substantially the same as the Business.


                  (f) "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (i) through (viii) hereof:

                           (i) a change in the Executive's status, title,
                  position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability or Cause, as a result of his death, or by the Executive other than for Good Reason, or any other change in condition or circumstances that in the Executive's reasonable judgment makes it materially more difficult for the Executive to carry out the duties and responsibilities of his office than existed at any time within 90 days preceding the date of Change in Control or at any time thereafter;

                           (ii) a reduction in the Executive's base salary or
                  any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due;

                           (iii) the Employer's requiring the Executive to be
                  based at any place outside a 30-mile radius from the executive offices occupied by the Executive immediately prior to the Change in Control, except for reasonably required travel on the Employer's business which is not materially greater than such travel requirements prior to the Change in Control;

                           (iv) the failure by the Employer to (A) continue in
                  effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive, or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter;

                           (v) the insolvency or the filing (by any party,
                  including the Employer) of a petition for bankruptcy of the Employer, which petition is not dismissed within 60 days;

                           (vi) any material breach by the Employer of any
                  material provision of this Agreement;

                           (vii) any purported termination of the Executive's
                  employment for Cause by the Employer which does not comply with the terms of this Agreement; or

                           (viii) the failure of the Employer to obtain an
                  agreement, satisfactory to the Executive, from any successor or assign to assume and agree to perform this Agreement, as contemplated in Section 11 hereof.

         Any event or condition described in clause (i) through (viii) above which occurs prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. The Executive's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

                  (g) Non-Control Transaction" shall mean a transaction described below:


                           (i) the shareholders of the Employer, immediately
                  before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

                           (ii) immediately following such merger, consolidation
                  or reorganization, the number of directors on the board of directors of the Surviving Corporation who were members of the Incumbent Board shall at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

                  (h) "Territory" shall mean Bulloch County, Georgia, and any other county in Georgia in which First Southern National Bank or First Southern Bancorp shall have a branch or charter as of the date of Executive's termination.

                  (i) "Notice of Termination" shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

         19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

                                      FIRST SOUTHERN BANCORP
                    (Corporate Seal)
                                      By:
                                          ______________________________________

                                      Title: ___________________________________


                                      Attest:___________________________________

                                      Title:____________________________________





                                      ___________________________________(Seal)
                                      F. THOMAS DAVID, Executive